UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2026
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 14, 2026, the Board of Directors of Energy Vault Holdings, Inc. (the “Company”) appointed Nitin Dahiya to serve as Chief Financial Officer of the Company beginning July 27, 2026.
Nitin Dahiya, 49, has served as a Senior Portfolio Manager and Investment Committee member at BlackRock, Inc. since 2018, where he has led investments and financing transactions across specialty finance, energy and energy transition, and special situations. Prior to joining BlackRock, Mr. Dahiya served as an investor at Paulson & Co. Inc. from 2012 to 2018, focusing on event-driven, distressed and opportunistic credit investments. Earlier in his career, Mr. Dahiya held analyst positions at KLS Diversified Asset Management, Nomura and Barclays Capital (formerly Lehman Brothers). Mr. Dahiya received an M.B.A. from the Indian Institute of Management Ahmedabad and a Bachelor of Technology in Mechanical Engineering from the Indian Institute of Technology Delhi.
In connection with his appointment, Mr. Dahiya and the Company entered into an employment offer letter (the “Offer Letter”), which provides that he will (i) receive an annual base salary of $435,000, (ii) receive an award of 400,000 restricted stock units, (iii) receive an award of 400,000 performance restricted stock units, which will vest in three tranches commencing on the first anniversary of the vesting commencement date upon the Company’s achievement of certain share price targets, and (iv) be eligible to receive an annual performance bonus of 75% of actual regular earnings. In addition, Mr. Dahiya will receive a one-time signing bonus of $100,000, subject to Mr. Dahiya’s continued employment.
In addition, the Offer Letter provides:
•In the event of a termination by the Company without “Cause” or by Mr. Dahiya for “Good Reason” (each as defined in the Offer Letter), Mr. Dahiya is entitled to (i) accrued but unpaid base salary through the date of termination, reimbursement of unpaid business expenses and accrued vested benefits, and (ii) following Mr. Dahiya’s execution and non-revocation of a release of claims and continued compliance with applicable restrictive covenants, a lump-sum cash severance payment equal to six months of base salary and reimbursement of COBRA premiums for up to six months. If such termination occurs within 18 months following a “Change of Control” (as defined in the Offer Letter), then (i) the lump-sum cash payment will equal 1.5 times Mr. Dahiya’s base salary and target annual bonus, (ii) unvested shares will immediately vest and (iii) the Company will provide for or reimburse for continued healthcare coverage for up to 18 months following such Change of Control; and
•In the event of a termination by the Company for “Cause” or by Mr. Dahiya without “Good Reason,” Mr Dahiya is entitled to (i) accrued but unpaid base salary through the date of termination, (ii) reimbursement of unpaid business expenses and accrued vested benefits, and (iii) any amounts payable under applicable employee benefit plans. No severance benefits are payable, and any unvested equity awards are forfeited.
There are no arrangements or understandings between Mr. Dahiya and any other person pursuant to which Mr. Dahiya was named Chief Financial Officer. Mr. Dahiya does not have any family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Dahiya has an interest requiring disclosure under Item 404(a) of Regulation S-K.
The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s next periodic report.
On July 13, 2026, Michael Beer submitted his resignation as Chief Financial Officer of the Company in order to pursue other opportunities. Mr. Beer’s resignation was not the result of any disagreement with the Company on matters relating to operations, policies, or practices, including any matters relating to accounting practices or financial reporting. Mr. Beer has agreed to stay on for some period of time to support the transition.
Item 7.01 Regulation FD Disclosure.
On July 16, 2026, the Company issued a press release announcing the appointment of Mr. Dahiya. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 in its entirety.

The information contained in, or incorporated into, this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated as of July 16, 2026
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: July 17, 2026	By:	/s/ Robert Piconi
Name: Robert Piconi
Chief Executive Officer